Exhibit 99.1
Limoneira Company Announces Fiscal Fourth Quarter and Full Year 2023 Financial Results

Company Achieved Year-Over-Year Pricing Improvement in Fresh Lemons in Fourth Quarter of Fiscal Year 2023

Full Year Brokered Lemons and Other Lemon Sales Grew 24% to $30.3 Million Compared to Prior Year and Company Achieved $9.9 Million in Farm Management Revenue in Fiscal Year 2023

Company Achieved Avocado Volume Guidance and Lemon Volume Guidance for Fiscal Year 2023

Company Increases Expected Proceeds from Harvest at Limoneira by 14% to $131 Million

Company Executing Exploration of Strategic Alternatives Intended to Maximize Stockholder Value

SANTA PAULA, Calif.-- (BUSINESS WIRE) – December 21, 2023 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fiscal fourth quarter and full year ended October 31, 2023.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “I am pleased with our performance in fiscal year 2023 as we achieved our full year avocado and revised lemon volume guidance despite harsh weather conditions and softer pricing throughout most of the year. We ended the year with fresh lemon pricing improving year-over-year in the seasonally soft fourth quarter to the highest level since 2019. Additionally, our Company’s strategic shift towards an “asset-lighter” business model progressed this year and is reflected in our latest results with brokered lemons and other lemon sales growing year-over-year for the second quarter in a row in the fourth quarter and our farm management revenue reaching close to $10 million this fiscal year. We made progress monetizing or eliminating certain non-strategic assets, with the sale of our Northern Properties for $98 million in net cash proceeds, extending a water fallowing program in Yuma, AZ for expected annual proceeds of $1.3 million and exiting our unprofitable farming operations in Cadiz. All of these actions have positioned our Company to be in a much stronger financial position with our balance sheet rightsized and our year-end net debt position at the lowest level since becoming a publicly traded company. This has led us to commence the exploration of a range of strategic alternatives that management and the board believe may maximize value for our stockholders.”

Mr. Edwards continued, “Heading into fiscal year 2024, we are committed to advancing our strategic shift and believe the actions taken this past year have set us up to improve margins in fiscal year 2024. We also anticipate selling the remaining two identified non-strategic assets this next fiscal year for an expected $50 million in proceeds. While rising interest rates this past year caused a temporary slowdown in our Harvest at Limoneira project, we are encouraged to have seen sales pick back up at the end of the year with the remaining 121 residential units in Phase 1 of the project selling-out at a 40% premium to lot sales at the inception of the project. We have adjusted our cash flow projections to account for increased sales prices and now expect to receive $131 million in total proceeds spread out over nine fiscal years, with approximately $8 million received in fiscal year 2022 and $3 million expected in fiscal year 2024.”

Fiscal Year 2023 Fourth Quarter Results

For the fourth quarter of fiscal year 2023, total net revenue increased 4% to $41.4 million, compared to total net revenue of $39.7 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $40.1 million, compared to $38.2 million in the fourth quarter of last fiscal year. Other operations revenue was $1.3 million, compared to $1.4 million in the fourth quarter of fiscal year 2022.

Agribusiness revenue in the fourth quarter of fiscal year 2023 includes $11.3 million in fresh lemon sales, compared to $13.1 million of fresh lemon sales during the same period of fiscal year 2022. Approximately 550,000 cartons of U.S. packed fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2023 at a $20.39 average price per carton, compared to approximately 680,000 cartons sold at a $19.33 average price per carton during the fourth quarter of fiscal year 2022. Brokered lemons and other lemon sales were $14.4 million and $12.7 million, in the fourth quarter of fiscal years 2023 and 2022, respectively.

The Company recognized no avocado revenue in the fourth quarter of fiscal year 2023, compared to nominal avocado revenue during the same period of fiscal year 2022. The Company recognized $1.9 million of orange revenue in the fourth quarter of fiscal year 2023, compared to $2.7 million in the same period of fiscal year 2022. Approximately 69,000 cartons of oranges were sold during the fourth quarter of fiscal year 2023 at a $28.32 average price per carton, compared to approximately 86,000 cartons sold at a $31.22 average price per carton during the fourth quarter of fiscal year 2022. The decline in volume was primarily due to the sale of the Northern Properties in the first quarter of fiscal year 2023. Specialty citrus and other revenue was $5.4 million for the fourth quarter of fiscal year 2023, compared to $5.5 million in the same period of fiscal year 2022. Farm management revenues were $3.1 million in the fourth quarter of fiscal year 2023, primarily due to the Northern Properties farming, management and operations services. There were no farm management revenues in the fourth quarter of fiscal year 2022.

Total costs and expenses in the fourth quarter of fiscal year 2023 were $51.1 million, compared to $41.5 million in the fourth quarter of last fiscal year. The increase of $9.6 million was primarily due to farm management costs expensed in fiscal year 2023 but capitalized as cultural costs in fiscal year 2022 and decreased gain on asset disposals.

Operating loss for the fourth quarter of fiscal year 2023 was $9.7 million, compared to operating loss of $1.9 million in the fourth quarter of the previous fiscal year, primarily due to increased costs and expenses as described above.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2023 was $3.6 million, compared to net loss applicable to common stock of $2.8 million in the fourth quarter of fiscal year 2022. Net loss per diluted share for the fourth quarter of fiscal year 2023 was $0.20, compared to net loss per diluted share of $0.16 for the same period of fiscal year 2022.

Adjusted net loss for diluted EPS in the fourth quarter of fiscal year 2023 was $2.6 million or $0.15 per diluted share, compared to the fourth quarter of fiscal year 2022 of $5.7 million or $0.32 per diluted share, based on approximately 17.6 million and 17.5 million, respectively, adjusted weighted average diluted common shares outstanding. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Adjusted EBITDA was a loss of $1.3 million in the fourth quarter of fiscal year 2023, compared to a loss of $3.8 million in the same period of fiscal year 2022. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Fiscal Year 2023 Results

For the fiscal year ended October 31, 2023, revenues were $179.9 million, compared to $184.6 million in fiscal year 2022. Operating income for fiscal year 2023 was $10.8 million, compared to operating income of $2.2 million in the prior fiscal year. Net income applicable to common stock was $8.9 million for fiscal year 2023, compared to net loss applicable to common stock of $737,000 for fiscal year 2022. Net income per diluted share for fiscal year 2023 was $0.50, compared to net loss per diluted share of $0.04 for fiscal year 2022.

For fiscal year 2023, adjusted net loss for diluted EPS was $7.6 million compared to adjusted net loss for diluted EPS of $1.3 million for fiscal year 2022. In fiscal year 2023, adjusted net loss per diluted share was $0.43, compared to adjusted net loss per diluted share of $0.08 for fiscal year 2022, based on approximately 17.6 million and 17.5 million adjusted weighted average diluted common shares outstanding for fiscal years 2023 and 2022, respectively.

Adjusted EBITDA for fiscal year 2023 was a loss of $224,000, compared to income of $11.9 million in the prior fiscal year.

Balance Sheet and Liquidity

During fiscal year ended October 31, 2023, net cash used in operating activities was $15.9 million, compared to net cash provided by operating activities of $14.8 million in the prior fiscal year. For fiscal year 2023, net cash provided by investing activities was $90.6 million, compared to $19.4 million in the prior fiscal year. Net cash used in financing activities was $71.9 million for fiscal year 2023, compared to $33.5 million in the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all of the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of October 31, 2023, was $40.6 million, compared to $104.1 million at the end of fiscal year 2022. Debt levels as of October 31, 2023, less $3.6 million of cash on hand, resulted in a net debt position of $37.4 million at the end of fiscal year 2023.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. In October 2023, the joint venture closed on lot sales representing 121 residential units, thus completing the sell-out of Phase 1 of the development. A total of 707 residential units have closed from the project’s inception to October 31, 2023.

In October 2022, the Company contributed 17 acres, known as the East Area I retained property, to a newly formed development entity, LLCB II, LLC, to potentially develop additional residential units and sold a 50% interest to Lewis for approximately $7.9 million in net cash proceeds.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

Guidance

The Company’s food service business and industry logistics continue to experience slowdown due to supply chain and inflationary pressures on a global basis.

The Company expects fresh lemon volumes to be in the range of 5.0 million to 5.5 million cartons for fiscal year 2024. Avocado volumes are expected to be in the range of 7.0 million to 8.0 million pounds for fiscal year 2024.

The Company now expects to receive a 14% increase in total proceeds of $131 million from Harvest at Limoneira, LLCB II and East Area II spread out over nine fiscal years, with approximately $8 million received in fiscal year 2022.

Updated Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2022 Actual	2024	2025	2026	2027	2028	2029	2030
Projected Distributions	$8	$3	$8	$20	$30	$32	$15	$15

The Company has 700 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to expand its plantings of avocados over the next three years and also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on December 21, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through January 4, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13742481.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,100 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	October 31,
	2023	2022
Assets
Current assets:
Cash	$3,631	$857
Accounts receivable, net	14,458	15,651
Cultural costs	2,334	8,643
Prepaid expenses and other current assets	5,588	8,496
Receivables/other from related parties	4,214	3,888
Total current assets	30,225	37,535
Property, plant and equipment, net	160,631	222,628
Real estate development	9,987	9,706
Equity in investments	78,816	72,855
Goodwill	1,512	1,506
Intangible assets, net	6,657	7,317
Other assets	13,382	16,971
Total assets	$301,210	$368,518

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$9,892	$10,663
Growers and suppliers payable	9,629	10,740
Accrued liabilities	8,651	11,279
Payables to related parties	4,805	4,860
Current portion of long-term debt	381	1,732
Total current liabilities	33,358	39,274
Long-term liabilities:
Long-term debt, less current portion	40,628	104,076
Deferred income taxes	22,172	23,497
Other long-term liabilities	4,555	9,807
Total liabilities	100,713	176,654
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2023 and October 31, 2022) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2023 and October 31, 2022) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2023 and October 31, 2022)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,192,009 and 17,935,292 shares issued and 17,941,032 and 17,684,315 shares outstanding at October 31, 2023 and October 31, 2022, respectively)	179	177
Additional paid-in capital	168,441	165,169
Retained earnings	19,017	15,500
Accumulated other comprehensive loss	(5,666)	(7,908)
Treasury stock, at cost, 250,977 shares at October 31, 2023 and October 31, 2022	(3,493)	(3,493)
Noncontrolling interest	11,209	11,609
Total stockholders' equity	189,687	181,054
Total liabilities, convertible preferred stock and stockholders' equity	$301,210	$368,518

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Net revenues:
Agribusiness	$40,085	$38,235	$174,381	$179,281
Other operations	1,348	1,423	5,520	5,324
Total net revenues	41,433	39,658	179,901	184,605
Costs and expenses:
Agribusiness	42,894	40,345	169,169	160,651
Other operations	1,331	1,144	4,612	4,438
Loss (gain) on disposal of assets, net	350	(5,003)	(28,849)	(4,500)
Gain on legal settlement	—	—	(2,269)	—
Selling, general and administrative	6,548	5,059	26,455	21,815
Total costs and expenses	51,123	41,545	169,118	182,404
Operating (loss) income	(9,690)	(1,887)	10,783	2,201
Other income (expense):
Interest income	116	—	364	53
Interest expense, net of patronage dividends	(77)	(1,039)	(494)	(2,291)
Equity in earnings of investments, net	4,808	660	5,322	1,341
Other income (expense), net	16	(1,061)	(2,611)	(955)
Total other income (expense)	4,863	(1,440)	2,581	(1,852)
(Loss) income before income tax benefit (provision)	(4,827)	(3,327)	13,364	349
Income tax benefit (provision)	1,290	562	(4,247)	(823)
Net (loss) income	(3,537)	(2,765)	9,117	(474)
Net loss attributable to noncontrolling interest	82	109	283	238
Net (loss) income attributable to Limoneira Company	(3,455)	(2,656)	9,400	(236)
Preferred dividends	(125)	(125)	(501)	(501)
Net (loss) income applicable to common stock	$(3,580)	$(2,781)	$8,899	$(737)

Basic net (loss) income per common share	$(0.20)	$(0.16)	$0.50	$(0.04)

Diluted net (loss) income per common share	$(0.20)	$(0.16)	$0.50	$(0.04)

Weighted-average common shares outstanding-basic	17,622	17,540	17,603	17,513
Weighted-average common shares outstanding-diluted	17,622	17,540	17,603	17,513

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, named executive officer cash severance, pension settlement cost, loss (gain) on disposal of assets, net, cash bonus related to sale of assets and gain on legal settlement are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(3,455)	$(2,656)	$9,400	$(236)
Interest income	(116)	—	(364)	(53)
Interest expense, net of patronage dividends	77	1,039	494	2,291
Income tax (benefit) provision	(1,290)	(562)	4,247	823
Depreciation and amortization	2,066	2,366	8,576	9,798
EBITDA	(2,718)	187	22,353	12,623
Stock-based compensation	1,057	739	3,841	2,732
Named executive officer cash severance	—	(338)	—	432
Pension settlement cost	—	607	2,700	607
Loss (gain) on disposal of assets, net	350	(5,003)	(28,849)	(4,500)
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	—	—	(2,269)	—
Adjusted EBITDA	$(1,311)	$(3,808)	$(224)	$11,894

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(3,455)	$(2,656)	$9,400	$(236)
Effect of preferred stock and unvested, restricted stock	(152)	(133)	(589)	(551)
Stock-based compensation	1,057	739	3,841	2,732
Named executive officer cash severance	—	(338)	—	432
Pension settlement cost	—	607	2,700	607
Loss (gain) on disposal of assets, net	350	(5,003)	(28,849)	(4,500)
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	—	—	(2,269)	—
Tax effect of adjustments at federal and state rates	(386)	1,088	6,193	199
Adjusted net loss for diluted EPS	$(2,586)	$(5,696)	$(7,573)	$(1,317)

Diluted net (loss) income per common share	$(0.20)	$(0.16)	$0.50	$(0.04)
Adjusted diluted net loss per common share	$(0.15)	$(0.32)	$(0.43)	$(0.08)

Weighted-average common shares outstanding - diluted	17,622	17,540	17,603	17,513
Adjusted weighted-average common shares outstanding - diluted	17,622	17,540	17,603	17,513

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended October 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$26,624	$3,030	$—	$—	$10,431	$40,085
Intersegment revenue	—	3,725	(3,725)	—	—	—
Total net revenues	26,624	6,755	(3,725)	—	10,431	40,085
Costs and expenses	26,459	9,121	(3,725)	—	9,326	41,181
Depreciation and amortization	—	—	—	—	—	1,713
Operating income (loss)	$165	$(2,366)	$—	$—	$1,105	$(2,809)

	Agribusiness Segment Information for the Three Months Ended October 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$26,470	$3,128	$—	$411	$8,226	$38,235
Intersegment revenue	—	4,159	(4,159)	—	—	—
Total net revenues	26,470	7,287	(4,159)	411	8,226	38,235
Costs and expenses	23,136	8,846	(4,159)	(24)	10,486	38,285
Depreciation and amortization	—	—	—	—	—	2,060
Operating income (loss)	$3,334	$(1,559)	$—	$435	$(2,260)	$(2,110)

Lemons	Q4 2023	Q4 2022	Lemon Packing	Q4 2023	Q4 2022
United States:			Cartons packed and sold	549	679
Acres harvested	2,000	3,600	Revenue	$6,755	$7,287
Limoneira cartons sold	208	300	Direct costs	9,121	8,846
Third-party grower cartons sold	341	379	Operating loss	$(2,366)	$(1,559)
Average price per carton	$20.39	$19.33
			Avocados	Q4 2023	Q4 2022
Chile:			Pounds sold	—	215
Lemon revenue	$1,100	$300	Average price per pound	$—	$—
40-pound carton equivalents	316	87
			Other Agribusiness	Q4 2023	Q4 2022
Other:			Orange cartons sold	69	86
Lemon shipping and handling	$3,000	$3,100	Average price per carton	$28.32	$31.22
Lemon by-product sales	$—	$300	Specialty citrus cartons sold	75	68
Brokered lemons and other lemon sales	$14,400	$12,700	Average price per carton	$32.64	$34.50
			Farm management	$3,144	$—
Agribusiness costs and expenses	Q4 2023	Q4 2022
Packing costs	$9,629	$9,428
Harvest costs	2,039	3,736
Growing costs	9,193	5,037
Third-party grower and supplier costs	20,320	20,084
Depreciation and amortization	1,713	2,060
Agribusiness costs and expenses	$42,894	$40,345